UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

FC Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction	33-53596 (Commission	34-1718070 (IRS Employer
of incorporation)	File Number)	Identification No.)

105 Washington Square, Bucyrus, Ohio (Address of principal executive offices)	44820 (Zip Code)

Registrant’s telephone number, including area code: 419-562-7040

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     Effective March 9, 2005, the Company and the Bank entered into an Executive Employment Agreement with Coleman J. Clougherty (the “Agreement”). The Agreement provides for Mr. Clougherty’s employment in the capacity as President of the Company and Chief Executive Officer of the Bank in exchange for such base compensation as to be annually determined by the Board of Directors of the Bank, or the Compensation Committee thereof, along with such incentive compensation and benefits as provided under the Agreement. The Agreement requires Mr. Clougherty to perform such duties and responsibilities consistent with his positions. Mr. Clougherty’s base salary under the Agreement was set at $110,000 for the 12 month period ended December 31, 2005. The Agreement also grants Mr. Clougherty options for the purchase of 2,860 common shares of the Company at an exercise price of $31.00 per share. These options will vest at the rate of 572 shares per year, with the first vesting period occurring on January 1, 2006 and the last vesting period occurring on January 1, 2009. All such option awards are subject to the terms and conditions of the Company’s 1997 Stock Option Plan and were approved by the Compensation Committee of the Company and the Bank.

     The Agreement provides no exact termination date, but allows for termination by the Company, the Bank or Mr. Clougherty under various circumstances detailed therein. In general, these circumstances include termination: (1) upon the death or disability of Mr. Clougherty; (2) upon the mutual agreement of the parties; (3) by the Bank or the Company for “Cause,” as defined in the Agreement; (4) by the Bank or Company without Cause at any time; or (5) by Mr. Clougherty either pursuant to a “Change of Control” of the Company, as defined in the Agreement, or otherwise. The method of termination determines the amount of compensation, if any, due to Mr. Clougherty in connection with such termination. Generally, Mr. Clougherty is entitled to payment through his date of termination. If he is terminated without Cause by the Company or the Bank, he is entitled to an amount equal to 12 months of his “Base Compensation,” as defined in the Agreement. If he is terminated without Cause within 12 months following a Change of Control of the Company, Mr. Clougherty is entitled to receive 24 months of his Base Compensation. Payment to Mr. Clougherty of any amounts in excess of compensation earned through the date of termination is subject to his execution of a general release of claims he may have against the Bank or the Company.

     The Agreement also contains a non-competition provision that prohibits Mr. Clougherty from working for a competitor of the Company or the Bank or otherwise competing with the Company or the Bank in the State of Ohio during his period of employment and for a period of 12 months after termination of his employment. A copy of this Agreement, in the form executed by and among the parties, is attached as Exhibit 10.1 hereto.

     Mr. Clougherty was appointed as President of the Company and Chief Executive Officer of the Bank effective January 13, 2005, following the January 7, 2005 resignation by John R. Christman as President of the Company and Chief Executive Officer of the Bank. Each of these events was reported as part of a Current Report on Form 8-K filed by the Company with the Commission on January 13, 2005. The Agreement, which required regulatory approval prior to its becoming effective, has been back-dated by the parties thereto to Mr. Clougherty’s initial appointment date of January 13, 2005.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with or incorporated by reference into this Current Report on Form 8-K:

Number	Exhibit

10.1	Executive Employment Agreement executed by and between the Company and Coleman J. Clougherty.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Dated: March 11, 2005		FC Banc Corp.

	by:	/s/ Coleman J. Clougherty

Coleman J. Clougherty, President

Exhibit Index

Number	Exhibit

10.1	Executive Employment Agreement executed by and between the Company and Coleman J. Clougherty.